Shareholder meeting results (Unaudited)
February 27, 2014 special meeting


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows

Votes for     Votes against      Abstentions
32,571,958       847,059        1,229,801

April 25, 2014 meeting
At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows

Votes for     Votes against      Abstentions
52,068,027     1,355,588          982,379


At the meeting, each of the nominees for Trustee was elected, as follows

                      Votes for    Votes withheld
Liaquat Ahamed        52,182,880    2,223,123
Ravi Akhoury          52,183,177    2,222,827
Barbara M. Baumann    52,323,380    2,082,623
Jameson A. Baxter     52,283,943    2,122,060
Charles B. Curtis     52,282,433    2,123,570
Robert J. Darretta    52,308,911    2,097,093
Katinka Domotorffy    52,242,902    2,163,101
John A. Hill          52,279,608    2,126,395
Paul L. Joskow        52,261,271    2,144,732
Kenneth R. Leibler    52,262,760    2,143,244
Robert E. Patterson   52,280,557    2,125,446
George Putnam, III    52,273,047    2,132,957
Robert L. Reynolds    52,337,138    2,068,865
W. Thomas Stephens    52,291,493    2,114,511

A proposal to convert the fund to an openend investment company was not approved, as follows

Votes for     Votes against      Abstentions
6,250,945      26,475,302         953,732

June 24, 2014 meeting

At the meeting a proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust to revise the quorum requirement for shareholder meetings, with respect to which the April 25, 2014 meeting had been adjourned, was not approved as follows

Votes for     Votes against      Abstentions
20,813,809     12,073,240         792,934